Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2019 second quarter earnings call. My name is Mike Hays, the Company’s CEO and joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call.

Kevin.

Kevin:

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thanks, Kevin, and again, welcome everyone.

In the second quarter and year-to-date, contract value growth in our Voice of the Customer digital platform has continued with more current clients expanding their uses of the platform, and new logo wins displacing Press Ganey add to our marketplace footprint. The industry is realizing the value of reallocating healthcare systems’ legacy patient satisfaction spend against a higher value offering which is creating C-suite and enterprise-wide attention.

With that, I will now turn the call over to Kevin.

Kevin

Thank you, Mike.

Total contract value at the end of the second quarter 2019 ended at $133.6 million, representing 7% growth over the same period in the prior year. Healthcare system clients with agreements for multiple solutions represented 26% of our client base at the end of the second quarter 2019, up from 24% at the same time last year. Total contract value for our digital Voice of the Customer platform solutions increased to $84.2 million, compared to $64.1 million at the end of the second quarter of 2018.

Second quarter 2019 revenue was $31.4 million, an increase of 12% over the second quarter 2018. Second quarter revenue for our digital Voice of the Customer platform solutions increased to 62% of total revenue compared to 50% of total revenue in the second quarter of 2018.

Consolidated operating income for the second quarter 2019 was $10.1 million or 32% of revenue, compared to $7.8 million or 28% of revenue for the same period last year.

Total operating expenses of $21.3 million increased by 5% in comparison to the prior year.

Direct expenses increased by 5% to $11.5 million for the second quarter 2019, compared to $11.0 million for the same period in 2018. Direct expenses as a percent of revenue were 37% for the second quarter 2019 compared to 39% in 2018.

Direct expenses increased due to growth in fixed costs partially offset by a decrease in variable expenses. Fixed expenses increased primarily as a result of increased higher salary and benefit costs in the customer service and information technology areas partially offset by lower variable costs due in a large part to the continued shift in our revenue mix from legacy solutions to Voice of the Customer platform revenue. Variable direct expenses as a percentage of revenue decreased to 17% for the second quarter of 2019 compared to 19% in the second quarter of 2018.

Selling, general and administrative expenses increased to $8.3 million for the second quarter 2019, compared to $7.9 million for the same period in 2018. SG&A expenses were 26% of revenue for the second quarter in 2019 and 28% of revenue for the second quarter in 2018.

Selling, general and administrative expenses increased in 2019 due to increased software license and platform hosting expense, higher contracted services and additional travel costs.

Depreciation and amortization expense increased to $1.4 million for the second quarter of 2019 compared to $1.3 million in 2018. This increase in expense is driven by additional investments in our technology platform.

Other income and expense changed from $63,000 of net other income in the second of quarter of 2018 to $664,000 of net other expense in the second quarter of 2019. This change was primarily due to increased interest expense from the new term loan that originated in April 2018 and the impact of foreign exchange rate changes on the revaluation of intercompany transactions.

The Company’s income tax expense was $2.1 million for the second quarter 2019 compared to a $129,000 income tax benefit in 2018. The effective tax rate was 22% for the second quarter of 2019, compared to an effective tax rate benefit of 2% for the same period in 2018. The increase in the effective rate is primarily due to the impact from the income tax benefits from the Recapitalization for accelerated vesting of restricted stock and settlement of stock options, as well as additional tax benefits from the exercise of options and dividends paid to non-vested shareholders in 2018.

Net income for the second quarter was $7.4 million in 2019, compared to $7.9 million in 2018.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

As Kevin reviewed, financial performance in the second quarter was very strong. Perhaps the clearest metric is the Voice of Customer Platform revenue that increased 38% year-over-year showing accelerated migration from legacy pencil and paper business to the digital Real-time feedback. A recent new win early in this third quarter is a classic example of tangible points of differentiation that has been created by NRC Health VoC platform. A large health system selected NRC Health VoC platform head-to-head against the Press Ganey legacy approach. While wins against Press Ganey are more and more common, this new NRC client is noticeable in that it represents the largest contract value win for the Company this year.

This completes our prepared remarks, so operator I will now ask you to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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